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[KPMG Peat Marwick letterhead]
                                                                  HEI Exhibit 23



The Board of Directors
Hawaiian Electric Industries, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 33-56561 and 33-58820 on Form S-3 and in Registration Statement Nos. 33-65234 and 33-52911 on Form S-8 of Hawaiian Electric Industries, Inc. of our report dated January 25 1995, relating to the consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1994, which report is incorporated by reference in the 1994 annual report on Form 10-K of Hawaiian Electric Industries, Inc. Our report refers to changes in the method of accounting for income taxes and postretirement benefits other than pensions effective January 1, 1993. We also consent to incorporation by reference of our report dated January 25 1995 relating to the financial statement schedules of Hawaiian Electric Industries, Inc. in the aforementioned 1994 annual report on Form 10-K, which report is included in said Form 10-K.



/s/ KPMG Peat Marwick LLP

Honolulu, Hawaii
March 21, 1995

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